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                                  EXHIBIT 99
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                      Press Release Dated April 19, 1995
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                                                                      EXHIBIT 99
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[LOGO OF COMMERCIAL FEDERAL APPEARS HERE]

                                                         News Release

Date:       April 19, 1995

Contact:    Stan R. Blakey
            Vice President and Director Public Relations
            (402) 390-6553

FOR IMMEDIATE RELEASE
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     Omaha, Nebraska (April 19, 1995) - Commercial Federal Corporation (Nasdaq:
CFCN) today announced that it has entered into a definitive agreement to acquire Railroad Financial Corporation, parent company of Railroad Savings Bank, fsb, headquartered in Wichita, Kansas. Following the acquisition, the parties intend that Railroad Savings will be merged with and into Commercial Federal Bank, a wholly-owned subsidiary of Commercial Federal Corporation.

     In this transaction, Commercial Federal will acquire, through a tax-free reorganization, the 2,116,047 outstanding shares of Railroad Financial common stock in exchange for $17.25 in value of Commercial Federal common stock, such value to be based on the average closing price of the Commercial Federal common stock over a 20 consecutive trading day period prior to closing. If the average closing price is more than $27 or less than $24, the number of shares to be issued by Commercial Federal will be fixed at 0.6389 shares and 0.7188 shares, respectively. Based on Commercial Federal's closing stock price on April 18, 1995, the transaction has an aggregate value of approximately $36.5 million, or $17.25 per share.

     Commercial Federal also announced that the parties had entered into a stock option agreement under which Commercial Federal has been granted an option to purchase a number of shares of Railroad Financial common stock equal to 13 percent of Railroad's outstanding shares.

                                    -more-

P.O. Box 1103
Omaha, Nebraska 68101
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     Railroad operates 10 branch offices in Kansas and has assets of approximately $572 million, deposits of approximately $327 million and stockholders' equity of approximately $27.2 million. Railroad also has the rights to purchase seven Kansas offices-with a total deposit base of approximately $95.5 million-now owned by First Bank System.

     "The acquisition of Railroad Financial is a significant step in the ongoing growth of Commercial Federal," said William A. Fitzgerald, chairman and chief executive officer of Commercial Federal. "The acquisition will immediately strengthen our retail franchise and our future earnings potential. In addition, this transaction substantially benefits the customers and shareholders of both institutions."

     The purchase, which is subject to Commercial Federal's completion of a due diligence examination of Railroad, regulatory approvals, Railroad's shareholders' approval and other conditions, is expected to close by the end of the 1995 calendar year.

     Commercial Federal is being represented in this transaction by Merrill Lynch, while Railroad Financial is being represented by Piper Jaffray.

     Since October 1993, Commercial Federal has acquired 23 offices and approximately $1.0 billion in deposits through four separate acquisitions in Nebraska, Oklahoma and Kansas. Commercial Federal currently operates 73 branches located in Nebraska (32), Colorado (20), Oklahoma (16) and Kansas (5). Commercial Federal has assets of approximately $5.9 billion and deposits of approximately $3.6 billion.

     Commercial Federal Corporation is the parent company of Commercial Federal Bank. In addition to retail banking, Commercial Federal operations include mortgage banking, consumer financing, insurance and stock brokerage. Commercial Federal Corporation shares are traded on the Nasdaq National Market under the symbol "CFCN."